UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2014

UBIQUITI NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35300 (Commission File Number)	32-0097377 (IRS Employer Identification No.)

2580 Orchard Parkway

San Jose, CA 95131

(Address of principal executive offices, including zip code)

(408) 942-3085

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported, in June 2011 Ubiquiti Networks, Inc. (the “Company”) filed a self-disclosure with U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) regarding potential violations of the Iranian Transactions and Sanctions Regulations, 31 C.F.R. part 560 (the “ITSR”). On March 4, 2014, the Company entered into a settlement agreement with OFAC resolving this administrative matter. Based upon its review of the matter, OFAC identified certain apparent violations (“Apparent Violations”) of the ITSR by the Company during the period of in or about March 2008 through in or about February 2011. Pursuant to the terms of the settlement agreement, the Company agreed to make a one-time payment to the U.S. Department of the Treasury in the amount of $504,225 in consideration of OFAC agreeing to release and forever discharge the Company from any and all civil liability in connection with the Apparent Violations. The entering into of the settlement agreement is not an admission that the Company engaged in any of the Apparent Violations. The Company previously accrued a reserve of $1.6 million relating to this matter in fiscal 2010 and, accordingly, reversed the excess of the accrual as of the effective date of the settlement agreement. See, Part II—Other Information, Item 1. “Legal Proceedings” in the Company’s report on Form 10-Q for the quarterly period ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2014	Ubiquiti Networks, Inc.

	By:	/s/ Craig L. Foster
	Name:	Craig L. Foster
	Title:	Chief Financial Officer

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